SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into this 28th day of February, 2001, by and between HAROLD'S STORES, INC.("Harold's") and REBECCA P. CASEY ("Casey"). For and in consideration of the mutual covenants set forth herein, Harold's and Casey agree as follows:

1. Employment Agreement. Harold's and Casey are parties to an Employment Agreement dated February 1, 1998 and a First Amendment to Employment Agreement effective May 1, 1999, (together, the "Employment Agreement"). Harold's and Casey desire to amend the Employment Agreement as set forth herein.

2. Amendment to Section 1.01. Section 1.01 of the Employment Agreement is amended to state in its entirety as follows:

1.01 Employment of Casey. Casey shall serve as Executive Vice President for Trend and Design of Harold's, subject to approval of the Board of Directors, and shall perform such duties as are assigned to her from time to time by the Board of Directors or the Chief Executive Officer of Harold's.

3. Amendment to Section 2.01(a). Section 2.01(a) of the Employment Agreement is amended to state in its entirety:

2.01(a) Gross Base Salary. Casey shall receive a base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year, which shall be paid to her bi-weekly.

4. Amendment to Section 3.01. Section 3.01 of the Employment Agreement is amended to state in its entirety:

3.01 Fringe Benefits. Except as specified below to indicate minimums, Casey shall receive such fringe benefits. including life. health, dental. disability and other forms of insurance, sick leave, vacation, automobile, professional dues, clothing allowance, community, civic and country club memberships as are provided to executive officers of Harold's generally from time to time.

3.01(b) Meetings. Casey will be permitted to be absent from Harold's during working days to attend meetings and to attend to outside professional duties in the retailing field as permitted by Harold's policies applicable to executive officers generally, as amended from time to time. Attendance at such meetings and accomplishment of such duties shall be fully compensated service time and shall not be considered vacation time. Harold's shall reimburse Casey for all expenses incurred by her incident to attendance at such meetings, and such entertainment incurred by Casey in furtherance of the interests of Harold's; provided, however, that such reimbursement shall be approved by the Board of Directors.

3.01(c) Dues and Fees. Harold's agrees to pay dues and fees to professional associations and societies and to such community organizations, civic clubs) country clubs, service organizations and other organizations of which Casey is, or becomes) a member, in each case subject to the approval of the Board of Directors.

3.01(d) Insurance and Automobile. Harold's also agrees to:

(i) Provide, throughout the term of this contract. such group life insurance, disability insurance and health, major medical and dental insurance benefits as are provided to executive officers generally;

(ii) Continue furnishing for Casey for the first three (3) years of the term of this Agreement, the vehicle which Harold's currently furnishes to her, and pay or reimburse her for expenses of its operation, including, but not limited to, insurance. After three (3) years, Casey shall be entitled to a new vehicle, in accordance with the Board of Directors' guidelines governing the purchase of vehicles for officers which are in effect at that time.

5. Amendment to Section 4.02. Section 4.02 of the Employment Agreement is amended to state in its entirety:

4.02 Termination

4.02(a) Termination for Cause. Harold's may at any time terminate this Agreement and Casey's employment with Harold's for "cause" (as herein defined), and Casey shall be paid at her then current rate of salary up to the effective date of termination and no more.

The term "cause," as used herein, shall mean (i) fraud, theft, misappropriation, embezzlement, larceny or other felony, willful misconduct, gross malfeasance or breach of trust by Casey resulting or intended to result directly or indirectly in gain or personal enrichment to Casey at the expense of Harold's, (ii) chemical dependence of Casey, Casey's abuse of alcohol or drugs, or any act involving moral turpitude which is the subject of a criminal proceeding or could result in a conviction for a crime involving moral turpitude, (iii) personal misconduct or violation by Casey of any law or regulation applicable to Casey or to Harold's or its business which could result in material liability to Harold's (including without limitation acts of illegal or actionable harassment or discrimination), (iv) willful neglect or repeated failure to perform Casey's employment duties pursuant to this Agreement or (v) material breach by Casey of any provision of this Agreement.

4.02(b) Termination Other than for Cause. Harold's may terminate this Agreement and Casey's employment for any reason other than for cause, or for no reason, at any time, with or without notice. In the event of such termination Casey shall be entitled to the severance benefits set forth in the Severance Pay policy adopted by Harold's Board of Directors on ________________, 2001 (the "Severance Policy"), the provisions of which are attached hereto. The provisions of the Severance Policy shall remain contractual obligations of Harold's to Casey even if the Severance Policy is subsequently revised or revoked.

4.02(c) Termination by Employee. Casey may terminate her employment under this Agreement at any time upon sixty (60) days written notice to the Company. In the event of any such termination by Casey that is not for Good Reason, the Company shall not be obligated to pay severance. If Casey terminates her employment for Good Reason, she shall be entitled to receive the same severance and benefits as if her termination was by the Company for other than Cause. For purposes of this Agreement, Good Reason means any or any combination of the following occurring without Casey's express written consent: (i) any material diminution in Casey's title or responsibilities; (ii) any material diminution in Casey's remuneration or benefits; (iii) any relocation of Casey's principal place of employment by more than seventy five (75) miles; or (v) any material breach by the Company of any provision of this Agreement which has not been cured within thirty (30) days after notice of such noncompliance has been given by Casey to the Company.

4.02(d) Death During Employment. If Casey dies during the term of this Agreement, this Agreement shall automatically terminate and Harold's shall pay to Casey's estate the compensation and benefits that would be otherwise payable to Casey up to the end of the month in which her death occurred.

6. Effective Date. The Effective Date of this Agreement shall be upon the closing of the transaction contemplated in the $6,000,000 Preferred Stock Issuance Preliminary Indicative Summary of Terms dated February 6, 2001, with Harold's as issuer and INTER-HIM, N.V. as Purchaser.

7. Other Provisions. All other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

HAROLD'S STORES, INC.

By:

Title:

REBECCA POWELL CASEY

935155.1